Exhibit 10.17

March 8, 2005

Kathy Roedel

Dear Kathy,

On behalf of Select Comfort Corporation, I am pleased to confirm that you will be joining Select Comfort as the Senior Vice President, Global Supply Chain reporting to me. This position is considered as an executive officer of the company. Your anticipated start date is April 4, 2005. You will be based in our Plymouth, MN location.

The agreed upon terms of this exempt, full-time position are as follows:
•	Starting bi-weekly salary of $9615.38. ($250,000 annualized). You will also be eligible for your next salary review in February, 2006.

•	You will be eligible to receive a one-time lump sum sign on bonus of $50,000 (less applicable withholdings) within your first 2 weeks of employment.

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You will be eligible to participate in the company’s management bonus plan. Under the plan as established for 2005, you will be eligible for a targeted bonus of 55% of base compensation actually paid for the year. The actual bonus payment may range from 0% to 250% of the targeted bonus level, depending on the performance of the Company. Your minimum 2005 bonus payment will be paid at full-year target(not pro-rated), with upside if the company exceeds plan. Your minimum 2006 bonus payment will be paid at 75% of target, with upside based on company performance versus targets.

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You will be granted options to purchase 75,000 shares of the Company’s common stock at a fixed exercise price. The exercise price of these options will be the average of the high and low trading prices of the Company’s common stock on the date of grant, which we expect to be the first day of employment. These options will vest 25% per year on each of the first 4 anniversaries of the date of grant. You will be eligible for annual equity grants as part of our annual long-term incentive plan.

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You will also be granted 5000 restricted shares which will vest after 4 completed years of service. The grant price of these shares will be the average of the high and low trading prices of the Company’s common stock on the day your employment begins.

•	You will be eligible for the company’s director level & above benefits as part of your total compensation package. Please refer to the attached summary of benefits for details.

Actual benefits are defined in the individual plan documents. You will be eligible for 25 days paid time off annually, plus 10 holidays.

You will be eligible for relocation benefits as part of your compensation package. Select Comfort will cover reimbursable relocation expenses to include:
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Reasonable costs (travel, food, lodging, car rental, etc.) for the purpose of finalizing a home purchase. We would expect this to include the cost of a pre-employment house hunting trip for you and your spouse; and an additional house hunting trip for your spouse/family if necessary.

•	Interim temporary living for a period of up to 60 days if permanent residence is not available.
•	Reasonable number of trips back home while/if you are in interim living.
•	The moving of your household goods and personal effects through a moving company set up by Select Comfort.
•	Real estate fees associated with the sale of your home and other reimbursable closing costs.

In the event that you voluntarily leave Select Comfort during the first twelve months of employment, you agree to re-pay to Select Comfort the reimbursed relocation expenses.

If your employment is terminated by the Company within one (1) year following a change of control of the Company, or if you are subject at any time to a termination without cause, upon the termination of your employment under such circumstances, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive one (1) year’s base salary as severance compensation, and the portion of the stock options referred to above which have not previously been vested, will vest immediately and remain exercisable for a period not to exceed ninety (90) days following termination of employment. At your option, the severance compensation described above will be payable (a) over a period of one (1) year following termination of employment in accordance with the Company’s normal payroll schedule, or (b) in a lump sum equal to the present value of such stream of payments discounted at a capitalization rate of 10%. In addition, if such termination occurs more than half-way through a fiscal year of the Company, and subject to the execution and delivery to the Company of a standard release of claims, you will be entitled to receive a pro rata portion of any bonus payment that is ultimately earned for such fiscal year, payable at the time such bonus payments are paid to other eligible employees.

This offer is contingent upon successful completion of your reference, education and background investigation, and compliance with the Immigration Reform Control Act of 1986 (IRCA). Furthermore, this offer is conditional upon your signing our Employee Inventions, Confidentiality and Non-Compete Agreement, a copy of which will be sent under separate cover. In addition, you will need to sign the attached release authorizing a background check. Please complete and sign the background check release and fax to Kevin Gunn’s attention at 763.694.3305

You should understand that this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Select Comfort is “at will”. We recognize your right to terminate the employment relationship at anytime and for any reason, and, similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

This written offer of employment constitutes the entire understanding of the parties regarding your hiring and employment, and supersedes and replaces any and all oral or written statements made by Select Comfort relating to your hiring and employment that are inconsistent with its terms. Upon commencement of employment, you will be subject to all policies and procedures of Select Comfort.

Select Comfort is rapidly transforming the industry, and dramatically improving people’s lives through better sleep! I look forward to you joining the Select Comfort team! Should you have any questions, please contact me directly at (763) 551-7007.

Sincerely,

/s/ William R. McLaughlin

William R. McLaughlin
Chairman, President & CEO

Accepted: /s/ Kathy Roedel